Exhibit 99.2

Information Concerning Participants to the Solicitation

The following table sets forth information concerning beneficial ownership of the common stock (“Common Stock”) of Charlotte Russe Holding, Inc. (the “Company”) by each person who is or may be deemed to be a participant in the Company’s solicitation of proxies for its 2009 Annual Meeting of Stockholders. The Common Stock is the only class of Company equity securities outstanding. Unless otherwise stated, to the best of the Company’s knowledge, each person has sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire through exercise of stock options but has not done so. All information is as of February 20, 2009, except as otherwise indicated. The directors also receive customary compensation from the Company in exchange for their services as directors.

Name and Address of Beneficial Owner (1)	Position on the Company	Number of Shares Beneficially Owned
Edward Wong(2)	Chief Operating Officer	93,061
Leonard H. Mogil(3)	Director	90,200
Paul R. Del Rossi (4)	Director	23,800
Jennifer C. Salopek (5)	Director, Chairman	22,100
Sandra Tillett (6)	Executive Vice President, Store Operations	20,000
Michael J. Blitzer (7)	Director	13,875
Herbert J. Kleinberger (8)	Director	13,042
John D. Goodman	Director, Chief Executive Officer	—
Emilia Fabricant	Director, President and Chief Merchandising Officer	—
Frederick G. Silny	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	—

(1)	Except as otherwise noted above, the address for each person or entity listed in the table is c/o Charlotte Russe Holding, Inc., 4645 Morena Boulevard, San Diego, California 92117.

(2)	Includes 41,000 shares of common stock subject to options exercisable within 60 days of February 20, 2009 and 46,834 shares of unvested restricted common stock.

(3)	Includes 67,950 shares of common stock subject to options exercisable within 60 days of February 20, 2009.

(4)	Includes 19,300 shares of common stock subject to options exercisable within 60 days of February 20, 2009.

(5)	Includes 19,100 shares of common stock subject to options exercisable within 60 days of February 20, 2009.

(6)	Includes 20,000 shares of unvested restricted common stock.

(7)	Includes 10,875 shares of common stock subject to options exercisable within 60 days of February 20, 2009.

(8)	Includes 10,042 shares of common stock subject to options exercisable within 60 days of February 20, 2009.